Filed Pursuant to Rule 424(b)(3)
Registration No. 333-238864

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 19, 2020)

38,227,152 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 19, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-238864). The Prospectus and this prospectus supplement relate to the offering and resale of up to 38,227,152 shares of our common stock by the selling stockholders identified in the Prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 24, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is quoted on the OTCQB Market under the symbol “TGAN.”

We are an “emerging growth company” and “smaller reporting company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Emerging Growth Company and Smaller Reporting Company” beginning on page 6 of the Prospectus.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 9 of the Prospectus and the risk factors contained in our other filings with the Securities and Exchange Commission.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 26, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2021

Transphorm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55832	82-1858829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices, including zip code)
(805) 456-1300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2021, the board of directors (the “Board”) of Transphorm, Inc. (the “Company”) appointed Katharina McFarland to serve on the Board as a Class I director until the Company’s 2021 annual meeting of stockholders or until her successor is duly elected and qualified. There are no arrangements or understandings between Ms. McFarland and any other persons pursuant to which she was elected to serve on the Board. In addition, the Board appointed Ms. McFarland to the compensation committee of the Board.

Ms. McFarland has served as the president of Blue Oryx Inc., a consulting services firm, since January 2017. From May 2012 to January 2017, she served as the Assistant Secretary of Defense for Acquisition. She also served as the Acting Assistant Secretary of the Army for Acquisitions, Logistics & Technology as the Army’s Service Acquisition Executive and Chief Science Advisor from February 2016 to January 2017. Prior to her political appointments, Ms. McFarland served as President of the Defense Acquisition University from November 2010 to May 2012, and Director for Acquisition at the Missile Defense Agency from May 2006 to November 2010. Ms. McFarland has served as a director of Science Applications International Corporation (NYSE: SAIC) since January 2019 and is a member of SAIC’s nominating and corporate governance and risk oversight committees. Ms. McFarland was a director of Engility Holdings, Inc. from June 2017 until its acquisition by SAIC in January 2019. Ms. McFarland holds a B.Sc. degree in engineering from Queen’s University, a master’s degree in program management from the Program Management Institute, and an honorary doctoral degree in engineering from Cranfield University.

Ms. McFarland is not a party to any transaction with any related person required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Ms. McFarland will enter into the Company’s standard form of indemnification agreement, a copy of which was previously filed on February 14, 2020 as Exhibit 10.18 to the Company’s Current Report on Form 8-K. As compensation for her service on the Board, Ms. McFarland will receive an award of 35,000 restricted stock units and 55,000 options to purchase the Company’s common stock.

A copy of the Company’s press release announcing these actions is filed as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Transphorm, Inc., dated February 24, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL)

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transphorm, Inc.

Dated: February 24, 2021	By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer